Exhibit 5.1

Danaher Corporation

2099 Pennsylvania Avenue, NW, 12th Floor

Washington, DC 20007

May 8, 2009

Danaher Corporation

2099 Pennsylvania Avenue, NW, 12th Floor

Washington, DC 20006

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-3 (the “Registration Statement”) of Danaher Corporation, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) on May 8, 2009, which became effective on May 8, 2009 for the registration under the Securities Act of, among other types of securities, shares of Company common stock to be offered and sold on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act. I have also examined a Prospectus Supplement dated May 8, 2009 (to the Prospectus dated May 8, 2009 which was included in the Registration Statement) in the form filed with the Commission pursuant to Rule 424(b)(7) under the Act, relating to the registration of 777,200 shares of Company common stock (the “Shares”) that may be offered and sold from time to time by the selling stockholder named therein. The selling stockholder will obtain these shares of common stock on January 2, 2010 in connection with the vesting of certain restricted stock units (the “RSUs”) granted to him by the Company in 2003 pursuant to the terms of a Share Award Agreement (the “Share Award Agreement”) dated as of March 26, 2003 (assuming the remaining vesting requirements applicable to the RSUs become satisfied).

I have examined the originals, or photostatic or certified copies, of such records of the Company and such other documents as I have deemed relevant and necessary for purposes of rendering the opinions set forth below. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents. Finally, I have assumed the accuracy of all information provided to me by the Company during the course of my investigation, on which I have relied in issuing the opinion expressed below.

My opinion below is qualified to the extent that it may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent conveyance or similar laws relating to or affecting the rights or remedies of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing, (iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of materiality, good faith, reasonableness and fair dealing, and (iv) general equitable principles. Furthermore, I express no opinion as to the availability of any equitable or specific remedy, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defenses may be subject to the discretion of a court. I express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal laws of the United States of America. I also express no opinion herein with respect to compliance by the Company with securities or “blue sky” laws of any state or other jurisdiction of the United States or of any foreign jurisdiction. In addition, I express no opinion and make no statement herein with respect to the antifraud laws of any jurisdiction.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that I have examined, I am of the opinion that the Shares have been duly authorized for issuance and, when the RSUs vest and the Shares have been issued in each case in accordance with the terms set forth in the Share Award Agreement, will be validly issued, fully paid and non-assessable.

This opinion has been prepared for your use solely in connection with the registration of the Shares on or about May 8, 2009 and may not be relied upon for any other purpose without my prior written consent. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of my name therein and in the related prospectus. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ James F. O’Reilly
James F. O’Reilly
Associate General Counsel and Secretary